EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

DELIVERS THIRD QUARTER RECORD REVENUE AND EPS GROWTH

COMPARABLE SALES INCREASE 2% AND EPS RISES TO $0.41

PITTSBURGH – November 30, 2016 – American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.41 for the third quarter ended October 29, 2016, a 17% increase from EPS from continuing operations of $0.35 for the comparable quarter last year. The EPS figures refer to diluted earnings per share.

“I’m pleased that we continued to deliver strong results in a tough retail climate, with the third quarter reaching record sales and marking the 9th consecutive quarter of profit improvement,” said Chief Executive Officer, Jay Schottenstein. “We are sharply focused on delivering the best innovation, consistent quality and outstanding value to our customers day-in and day-out. The holiday season is off to a solid start and our brands are well-positioned. We will continue to leverage our leading capabilities to maintain momentum and build on the progress we’ve made over the past few years.”

Third Quarter 2016 Results

•	Total net revenue increased 2% to $941 million from $919 million last year.

•	Consolidated comparable sales increased 2%, following a 9% increase last year.

•	Total gross profit increased 3% to $378 million from $368 million last year. The gross margin rose 20 basis points to a rate of 40.2%. The increase was the result of an improved IMU, partially offset by a slight increase in markdowns. Buying, occupancy and warehousing costs were flat as a rate to sales.

•	Selling, general and administrative dollars were down slightly to $220 million and leveraged 60 basis points to a rate of 23.4%. Increased investments in advertising were offset by well-controlled expenses.

•	Operating income increased 8% to $118 million from $109 million last year, and the operating margin expanded by 70 basis points to 12.6% as a rate to revenue.

•	EPS of $0.41 increased 17% from EPS from continuing operations of $0.35 last year. Net income per share last year, which included a $0.03 EPS gain from discontinued operations, was $0.38.

Inventory

Total merchandise inventories at the end of the third quarter increased 3% to $493 million, with ending units down 5%. Fourth quarter 2016 ending inventory at cost is expected to be up in the high-single digits, with units expected to be down in the mid-single digits. Strong inventory management is driving units down, which is offset by an increase in the average unit cost due to product mix and continued investments in merchandise composition.

Capital Expenditures

For the quarter, capital expenditures totaled $47 million and $108 million for the year to date period. We continue to expect fiscal 2016 capital expenditures to be approximately $160 million, with nearly half related to store remodeling projects and new openings, and the remaining half supporting digital and omni-channel investments.

Cash and Investments

We ended the quarter with total cash of $292 million compared to $363 million last year. Lower cash was the result of $212 million in share buybacks in the fourth quarter last year. In addition, we returned $92 million in cash dividends and spent $152 million in capital expenditures over the past year.

Store Information

In the quarter, we opened 4 AE stores, 6 aerie stores and 1 Tailgate store. In the same period, 3 AE stores were closed. Additionally, we opened 8 licensed locations, while closing 3 licensed locations. For additional third quarter actual and fiscal 2016 projected store information, see the accompanying table.

Fourth Quarter Outlook

We are providing fourth quarter EPS guidance of $0.37 to $0.39 based on comparable sales in the range of flat to a low single digit increase. This guidance excludes potential asset impairment and restructuring charges. Last year’s fourth quarter reported EPS of $0.42 included approximately $0.07 of non-recurring items, including a gain on the sale of a distribution center and a lower tax rate related to income tax settlements, federal tax credits and tax strategies. Excluding these items, last year’s fourth quarter adjusted EPS was $0.35. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 am Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on our website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 160 international locations operated by licensees. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including fourth quarter 2016 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc. Kristen McGraw, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 29, 2016	January 30, 2016	October 31, 2015
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$291,667	$260,067	$363,116
Merchandise inventory	492,602	305,178	479,729
Accounts receivable	74,812	80,912	63,775
Prepaid expenses and other	77,768	77,218	78,091

Total current assets	936,849	723,375	984,711

Property and equipment, net	708,488	703,586	709,261
Intangible assets, net	49,993	51,832	46,756
Goodwill	17,315	17,186	12,978
Non-current deferred income taxes	49,627	64,927	82,688
Other assets	60,268	51,340	51,442

Total Assets	$1,822,540	$1,612,246	$1,887,836

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$314,111	$182,789	$304,989
Accrued compensation and payroll taxes	56,939	79,302	66,466
Accrued rent	79,255	77,482	77,892
Accrued income and other taxes	29,373	22,223	43,721
Unredeemed gift cards and gift certificates	30,130	48,274	28,259
Current portion of deferred lease credits	12,783	12,711	13,055
Other current liabilities and accrued expenses	40,288	40,901	43,761

Total current liabilities	562,879	463,682	578,143

Deferred lease credits	47,677	50,104	53,877
Non-current accrued income taxes	4,573	4,566	4,876
Other non-current liabilities	35,451	42,518	41,667

Total non-current liabilities	87,701	97,188	100,420

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	597,919	590,820	588,293
Accumulated other comprehensive income	(31,160)	(29,868)	(19,797)
Retained earnings	1,744,227	1,659,267	1,602,550
Treasury stock	(1,141,522)	(1,171,339)	(964,269)

Total stockholders' equity	1,171,960	1,051,376	1,209,273

Total Liabilities and Stockholders' Equity	$1,822,540	$1,612,246	$1,887,836

Current Ratio	1.66	1.56	1.70

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	October 29, 2016	% of Revenue	October 31, 2015	% of Revenue
Total net revenue	$940,609	100.0%	$919,072	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	562,793	59.8%	551,540	60.0%

Gross profit	377,816	40.2%	367,532	40.0%
Selling, general and administrative expenses	219,912	23.4%	220,798	24.0%
Depreciation and amortization	39,636	4.2%	37,623	4.1%

Operating income	118,268	12.6%	109,111	11.9%
Other expense, net	603	0.0%	521	0.0%

Income before income taxes	118,871	12.6%	109,632	11.9%
Provision for income taxes	43,111	4.6%	40,367	4.4%

Income from continuing operations	75,760	8.0%	69,265	7.5%

Gain from discontinued operations, net of tax	—	0.0%	4,847	0.5%

Net income	$75,760	8.0%	$74,112	8.0%

Basic income per common share:
Income from continuing operations	$0.42		$0.35
Gain from discontinued operations	—		0.03

Net income per basic share	$0.42		$0.38

Diluted income per common share:
Income from continuing operations	$0.41		$0.35
Gain from discontinued operations	—		0.03

Net income per diluted share	$0.41		$0.38

Weighted average common shares outstanding – basic	181,819		195,215
Weighted average common shares outstanding – diluted	184,615		197,478

	39 Weeks Ended
	October 29, 2016	% of Revenue	October 31, 2015	% of Revenue
Total net revenue	$2,512,619	100.0%	$2,416,020	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,534,194	61.1%	1,501,237	62.1%

Gross profit	978,425	38.9%	914,783	37.9%
Selling, general and administrative expenses	615,503	24.5%	601,680	24.9%
Depreciation and amortization	117,319	4.6%	108,861	4.5%

Operating income	245,603	9.8%	204,242	8.5%
Other income, net	2,403	0.1%	4,254	0.1%

Income before income taxes	248,006	9.9%	208,496	8.6%
Provision for income taxes	90,179	3.6%	76,915	3.2%

Net income	157,827	6.3%	131,581	5.4%

Gain (loss) from discontinued operations, net of tax	—	0.0%	4,847	0.2%

Net income	$157,827	6.3%	$136,428	5.6%

Basic income per common share:
Income from continuing operations	$0.87		$0.67
Gain from discontinued operations	—		0.02

Net income per basic share	$0.87		$0.69

Diluted income per common share:
Income from continuing operations	$0.86		$0.67
Gain from discontinued operations	—		0.02

Net income per diluted share	$0.86		$0.69

Weighted average common shares outstanding – basic	181,196		195,308
Weighted average common shares outstanding – diluted	183,651		197,017

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended January 30, 2016
	Selling, general & administrative expenses	Operating income (loss)	Net income	Diluted income per common share
GAAP Basis	$233,020	$115,636	$81,706	$0.42
% of Revenue	21.1%	10.5%	7.4%
Gain on Sale of Warrendale DC (1):	9,422	(9,422)	(6,793)	(0.03)
Tax (2):	—	—	(7,443)	(0.04)

Non-GAAP Basis	$242,442	$106,214	$67,470	$0.35
% of Revenue	21.9%	9.6%	6.1%

(1) – $9.4 million pre-tax gain on sale of previously closed Warrendale Distribution center.

(2) – GAAP tax rate included income tax settlements, higher federal tax credits, and tax strategies. Excluding the impact of these items would have resulted in a 35.1% tax rate versus reported rate of 27.9%.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2016	2015
American Eagle Outfitters, Inc. (1)	2%	9%
AE Total Brand (1)	0.4%	8%
aerie Total Brand (1)	21%	21%
	YTD Third Quarter Comparable Sales
	2016	2015
American Eagle Outfitters, Inc. (1)	4%	9%
AE Total Brand (1)	2%	9%
aerie Total Brand (1)	25%	17%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

5

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Third Quarter 2016	YTD Third Quarter 2016	Fiscal 2016 Guidance
Consolidated stores at beginning of period	1,044	1,047	1,047
Consolidated stores opened during the period
AE Brand	4	10	10 - 15
aerie	6	7	10 - 15
Tailgate Clothing Co.	1	2	3
Consolidated stores closed during the period
AE Brand	(3)	(7)	(15) -(20)
aerie	0	(7)	(8) - (10)

Total consolidated stores at end of period	1,052	1,052	1,047 - 1,050

Stores remodeled and refurbished during the period	21	58	55 - 65
Total gross square footage at end of period	6,638,008	6,638,008	Not Provided

International license locations at end of period (1)	163	163	178

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.